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                                                                   EXHIBIT 4.12

                             SUPPLEMENTAL INDENTURE

                  SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of September 24, 1998, among Data Documents Incorporated, a Delaware corporation, Data Documents, Inc., a Nebraska corporation, and Moore Labels, Inc., a Kansas corporation (each a "Guaranteeing Subsidiary" and, collectively, the "Guaranteeing Subsidiaries"), each a direct or indirect wholly owned subsidiary of CEX Holdings, Inc., a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as trustee, under the Indenture referred to below (the "Trustee").

W I T N E S S E T H

                  WHEREAS, the Company, as Issuer, and certain of its other subsidiaries, as Guarantors, have heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of May 29, 1998 providing for the issuance of an aggregate principal amount of up to $550,000,000 of 9-5/8% Senior Subordinated Notes due 2008 (the "Notes");

                  WHEREAS, the Section 4.15 of the Indenture provides that within 120 days of the Issue Date the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall guaranty irrevocably and unconditionally all principal, premium, if any, and interest (and Liquidated Damages, if any) on the Notes, on a senior subordinated basis; and

                  WHEREAS, the Guaranteeing Subsidiaries desire to provide the aforementioned guaranty in accordance with the terms set forth in Article 11 of the Indenture (the "Guarantee"); and

                  WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

                  NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

                  1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

                  2. AGREEMENT TO GUARANTEE. Each Guaranteeing Subsidiary hereby agrees to jointly and severally, along with all Guarantors named in the Indenture, irrevocably and unconditionally guarantee (i) the due and punctual payment of the principal of, premium, if any and interest (and Liquidated Damages, if any) on the Notes, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal, and premium, if any, and to the extent permitted by law) interest on any interest, if any, on the Notes and the due and punctual performance of all other obligations of the Company, to the Holders or the Trustee, all in accordance with the terms set forth in Article 11 of the Indenture, (ii) in the case of any extension of time of payment or renewal of any Notes or such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the





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extension or renewal, whether at stated maturity, by acceleration or otherwise, and (iii) the payment of any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Holder in enforcing any rights under this Guarantee.

                  The obligations of each Guaranteeing Subsidiary to the Holders and to the Trustee pursuant to this Supplemental Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

                  THE TERMS OF ARTICLE 11 OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

                  3. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

                  4. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

                  5. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

                  6. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Supplemental Indenture to be duly executed and attested, all as of the date first above written.

                                       DATA DOCUMENTS INCORPORATED
                                       DATA DOCUMENTS, INC.
                                       MOORE LABELS, INC.


                                       By: /s/ John T. Skinner
                                          ---------------------------------
                                       Name:  John T. Skinner
                                       Title:  Vice President



                                       THE BANK OF NEW YORK,
                                         as Trustee





                                       By: /s/ Remo J. Reale
                                          ---------------------------------
                                           Authorized Signatory

Acknowledged and Agreed:

CEX HOLDINGS, INC.



By:  /s/ Gary M. Jacobs
   ------------------------------
         Gary M. Jacobs
         Executive Vice President



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